Exhibit 99.1

                  Berry Petroleum Company News

Berry Petroleum Amends Revolving Credit Facility

Denver, Colorado -- (BUSINESS WIRE) – October 17, 2008 - Berry Petroleum Company (NYSE:BRY) has amended its $1.5 billion credit facility. The Amendment increases the borrowing base to $1.25 billion from $1.0 billion with current commitments of $1.08 billion and a new maturity date of July 15, 2012.  The amendment was executed with the Company’s syndicate of 17 banks and includes an accordion feature that allows the Company to increase borrowing commitments to $1.25 billion without further bank approval, and modifies the annual commitment fee and the interest rate margins. The Amendment contains usual and customary conditions, representations, and warranties.  The Company also terminated a $100 million senior unsecured revolving credit facility without penalty that was to mature at year end.

David D. Wolf, executive vice president and chief financial officer said, “The increase in our borrowing base confirms the value of Berry’s predictable, long lived reserves and our ability to generate free cash flow at lower commodity prices provides us with confidence in a volatile commodity and credit environment.”

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah.

The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the "Private Securities Litigation Reform Act of 1995"

Certain statements in this news release, including but not limited to statements regarding the credit facility and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties.  Although Berry believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include our results of operations, general market conditions and other risks described in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K/A filed with the Securities and Exchange Commission on February 27, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations” and all material changes as updated in Part II, Item 1A within our Form 10-Qs filed subsequent to the Form 10-K/A.  Words such as "plans," "will," "expect," "target," "goal," and forms of those words and others indicate forward-looking statements.

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     Contact: Berry Petroleum Company                                                                                      Investors and Media
     1999 Broadway, Suite 3700                                                                                                       David D. Wolf, 1-303-999-4400
     Denver, Colorado 80202                                                                                                            Todd Crabtree, 1-866-472-8279

     Internet: www.bry.com                                                                                                             SOURCE: Berry Petroleum Company